Exhibit 99.1

             Tambra L.G. Bailie Elected Chairman of Vesta Insurance

                        Kevin J. Tierney Elected Director


    BIRMINGHAM, Ala., June 1 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that Tambra L.G. Bailie has been elected the non-executive chairman of its Board of Directors. In addition, Vesta announced that Kevin J. Tierney has been elected to the Board of Directors at today's annual meeting of stockholders.

    A resident of Birmingham, Alabama, Bailie, 45, is a certified public accountant and has been a Vesta Director since January 2003. She retired in 2001 following a 21-year career with PricewaterhouseCoopers LLP.

    Tierney, 52, who resides in Falmouth, Maine, has been in private legal practice since 2000 following 23 years with UNUM Corporation, where he served as senior vice president, general counsel and secretary. His legal practice focuses on insurance, reinsurance and corporate law, reinsurance arbitration and mediation.


    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             06/01/2004
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA)

CO:  Vesta Insurance Group, Inc.
ST:  Alabama
IN:  FIN
SU:  PER